Exhibit 4.(a).42

[FOR CONVENIENCE ONLY, NOT AN OFFICIAL TRANSLATION]

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 27

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner Communications Company Ltd. on 7 April 1998, as follows:

Amendment of Article 75C

1.	In Article 75C, the words “9 August 2004” shall be replaced by “9 February 2005".

Amendment of Footnote to Article 75C

2	In footnote (a) of Article 75C, the words “for a period of only three months” shall be deleted.

August 8, 2004

/s/ Uri Olenik —————————————— Uri Olenik, Adv. Director-General Ministry of Communications	/s/ Haim Giron —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing, Ministry of Communications